Exhibit 10.22

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of the 29th day of November, 2007 (the “Effective Date”), by and among Windstream Regatta Holdings, Inc., a Delaware corporation (“Regatta Holdings”), Windstream Yellow Pages, Inc., an Ohio corporation (“Yellow Pages”), Windstream Listing Management, Inc., a Pennsylvania corporation (collectively with Regatta Holdings and Yellow Pages, the “Companies”), and James Stirbis (the “Executive”).

Preliminary Statements:

A. Each of the Companies desires to retain the services of the Executive as an officer of such Company.

C. As a condition to the Executive’s agreement to serve as an officer of any of the Companies, the Executive requires that he be indemnified from liability to the fullest extent permitted by law.

D. Each of the Companies is willing to indemnify the Executive to the fullest extent permitted by law in order to retain the services of the Executive.

NOW, THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Companies and the Executive agree as follows:

1. Agreement to Indemnify and Hold Harmless. Each of the Companies agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each, a “Claim”), or any threatened Claim, against the Executive that arises out of or relates to the Executive’s services, both prior to and after the Effective Date, as an officer, director or employee, as the case may be, of such Company, or the Executive’s services in any such capacity or similar capacity with an affiliate of such Company or other entity at the request of such Company, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company.

2. Handling of Claims. If the Executive has any knowledge of any actual or threatened Claim as to which the Executive may request indemnity under this Agreement, the Executive will give the applicable Company prompt written notice thereof; provided, that the failure to give such notice shall not affect the Executive’s right to indemnification. Such Company shall be entitled to assume the defense of any such Claim and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between a Company and the Executive in connection with the defense of a Claim, the Executive shall so notify such Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. No Company shall be liable for any settlement of any Claim effected without its prior written consent.

3. Notice Provision. Any notice, payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by registered or certified mail, with postage and charges prepaid and addressed to the parties at the addresses set forth below (or at such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to any Company, to:

c/o Windstream Regatta Holdings, Inc.

100 Executive Parkway

Hudson, Ohio 44236

Telecopy: (330) 655-4471

Attention: General Counsel

If to the Executive, to:

John Stirbis

c/o Local Insight Media, L.P.

188 Inverness Drive West, Suite 800

Englewood, Colorado 80112

Telecopy: (303) 867-1604

4. Entire Agreement. Except for the constituent documents of each Company, this Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

5. Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

6. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to any conflict of laws principles that would require the application of any other law.

7. Execution in Counterparts. This Agreement and any amendment may be executed simultaneously or in counterparts, each of which together shall constitute one and the same instrument.

8. Cooperation and Intent. The Company shall cooperate in good faith with the Executive and use their respective best efforts to ensure that the Executive is indemnified and/or reimbursed for liabilities described herein to the fullest extent permitted by law.

9. Amendment. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.

10. Binding Effect. The obligations of the Company to the Executive hereunder shall survive and continue as to the Executive even if the Executive ceases to be a director, officer, employee and/or agent of the Company. Each and all of the covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors to the Company and, upon the death of the Executive, to the benefit of the estate, heirs, executors, administrators and personal representatives of the Executive.

11. Nonexclusivity. The rights of indemnification and reimbursement provided in this Agreement shall be in addition to any rights to which the Executive may otherwise be entitled by statute, bylaw, agreement, vote of stockholders or otherwise.

12. Effective Date. The provisions of this Agreement shall cover claims, actions, suits and proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

WINDSTREAM REGATTA HOLDINGS, INC.

By:	/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive Vice President

WINDSTREAM YELLOW PAGES, INC.

By:	/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive Vice President

WINDSTREAM LISTING MANAGEMENT, INC.

By:	/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive Vice President

EXECUTIVE

/s/ James Stirbis
James Stirbis